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                                                                    EXHIBIT 10.3


                          HELLER FINANCIAL, INC.
                           RETAIL - DOMESTIC
                      COLLECTION FACTORING AGREEMENT

Tropical Sportswear International Corporation
4902 West Waters Avenue
Tampa, FL 33634

Gentlemen:

The following shall constitute the terms upon which me shall act as your sole factor (see Section 12 for the definitions of certain capitalized terms)

SECTION 1. Sale And Approval of Accounts

1.1 You hereby sell, assign and transfer to us and we hereby purchase from you all of your now owned and hereafter created or acquired Accounts (excluding Accounts (i) which you have received a letter of credit from your customer,
     (ii) sold cash on delivery ("COD"), or (iii) sold cash before delivery ("CBD")), with full power to collect and otherwise deal therewith as the sole and exclusive owner thereof.

1.2 (a) You will submit for our credit approval your customers' credit requirements, a description of your Standard Terms and such other information as we may request concerning your customers. We may, in our sole credit judgment, establish credit approval limits for sales to your customers on your Standard Terms and all sales to such customers within the established credit approval limits on Standard Terms will be Approved Accounts provided that delivery or performance is completed while the credit approval limits remains in effect. You may also submit for credit approval, specific orders from your customers and we may, in our sole credit judgment, approve such orders on a single order approval basis. All of our credit approvals will be in writing.

     (b) We reserve the right to amend or withdraw a credit line at any time by advice to you, which advice will be promptly confirmed in writing. A credit approval limits will be suspended (i.e., temporarily withdrawn) during any period that the customer is 60 or more days past due, upon notice be us to you.

     (c) We may withdraw a single order credit approval by notifying you verbally and/or in writing at any time prior to the delivery of goods or performance of services. A single order credit approval will be automatically withdrawn: (i) in the event delivery or performance is not made within forty-five (45) days after the date specified for delivery or performance in your request for credit approval or within forty-five (45) days from the date of our approval if no delivery or performance date is specified; or (ii) in the event any change is made in the payment terms or delivery date of the Account or in the event that the dollar amount of the Account is increased without our prior written approval.

     (d) We shall have no liability to you or to any customer for our refusal to credit approve an Account or our withdrawal of a credit approval.

1.3 We will assume the Credit Risk on all Approved Accounts, provided, however, that during each contract year, liability for the Credit Loss will be shared by you and us as follows (a) you shall be liable and we shall have recourse against you for that portion of the Credit Loss up to an amount equal to 0.15% of the Aggregate Net Amount; and (b) if the Credit Loss exceeds an amount equal to 0.15% of the Aggregate Net Amount, we shall be liable for that portion of the Credit Loss in excess of such amount. We shall have full recourse to you for all Non-Approved Accounts.

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1.4  In the event that monies shall, at any time, be owing from one of your customers for both Approved Accounts and Non-Approved Accounts, we will apply all payments received as follows

     (a) all payments received will be first applied to Approved Accounts;

     (b) if an insolvency proceeding has been instituted by or against the customer, me shall share all payments pro rata.

SECTION 2. Payment and Fees

2.1 We will purchase each Account on the longest or shortest selling terms, at our option, and will pay you as the purchase price the net amount thereof calculated by deducting from the gross amount of each Account the discount, if any, our factoring commission and all credits, including, without limitation, merchandise returns, allowances and chargebacks and all other charges provided for hereunder. Dine purchase price less interest and any other amounts due us will be paid to you on the Collection Date.

2.2 You will pay us a factoring commission of three tenths of one percent (0.3%) of the Net Amounts. On Accounts bearing terms in excess of Standard Terms, the factoring commission will be increased by fifteen one-hundredths of one (0.15%) for each 30 days or part thereof that the stated terms exceed the Standard Terms.

2.3 We will charge your account our standard wire transfer fee on all wire transfers, and you will reimburse us for exchanges on checks, charges for returned items and all other bank charges. We may also, at our option, charge your account for all amounts outing by you to us under this Agreement and all other Obligations.

SECTION 3. Interest

3.1  [RESERVED]

3.2 If funds remain with us past the Collection Date ("matured funds"), we will pay you interest on such matured funds at the rate per annum equal to the Base Rate minus three (3%) percent. Any change in the Base Rate shall result in an adjustment in the matured funds rate on the next business day.

3.3 If an Account or any payment is charged back to you after the Collection Date and such chargeback results in a debit balance or funds employed, you will pay us interest at the Interest Rate on such Net Amount on such payment from the Collection Date to the chargeback date.

SECTION 4. Representations, Warranties and Covenants

4.1 You represent, warrant and covenant as to each Account sold and assigned hereunder that, at the time of its creation, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named account debtor for goods actually sold and delivered or for services completely rendered, there are no setoffs, offsets or counterclaims, genuine or otherwise, against the Account; the Account does not represent a sale to a parent, subsidiary or affiliate or a consignment, sale or return or a bill and hold transaction; no agreement exists permitting any deduction or discount (other than the discount stated on the invoice); you are the lawful owner of the Account and have the right to sell and assign the same to us; the Account is free of all security interests. liens and encumbrances (including tax liens) other than those in our favor, and the Account is due and payable in accordance with its terms.

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4.2  Other than liens existing in favor of Shawmut Capital Corporation and
     Arnold C. Kotler, Lawrence L. Falk, Lucile K. Falk, and Lee R Falk, you shall not grant or suffer to exist any lien upon or security interest in your inventory in favor of any party other than us without our written consent.

4.3 All books and records pertaining to the Accounts or to any inventory owned by you shall be maintained solely and exclusively at the above address or the addresses listed in Section 4.8 hereof and no such books and records shall be moved or transferred without giving us thirty (30) days prior written notice.

4.4 After our request, you shall hold all returned, replevied or reclaimed goods coming into your possession in trust for us and all such goods shall be segregated and identified as held in trust for our benefit and you shall, at our request, and at your expense, deliver such goods to such place or places as we may designate.

4.5 The tradenames or styles set forth on Exhibit A are the only tradenames or styles under which you transact business; Accounts sold to us hereunder and represented by invoices bearing such tradenames or styles are wholly owned by you; the undertakings, representations and warranties made in connection therewith shall be identical to and of the same force and effect as those made with respect to invoices bearing your corporate name.

4.6 No discounts, credits or allowances trill be issued, granted or allowed by you to customers and no returns will be accepted without our prior written consent; provided, however, that until we notify you to the contrary, you may presume our consent. Discounts, credits or allowances once issued may be claimed only by the customer.

4.7 You are a solvent corporation; duly incorporated and in good standing under the laws of the State of Florida and qualified in all States where such qualification is required, the execution, delivery and performance of this Agreement have been duly authorized and are not in contravention of any applicable law, your corporate charter or by-laws or any agreement or order by which you are bound.

4.8 You shall not change your corporate name or the location of your office or open any new offices without giving us at least thirty (30) days prior written notice. At the present time, you carry on business only at the above address and the addresses set forth below.

     Other Storage Facility: 8430 Sunstate Street, Tampa, FL 33634 Hanna-Cutting Room - 5806 North 53rd St., Tampa, FL 33610
     Sales Office - 350 Fifth Avenue, Suite 5707, New York, NY 10118

4.9 You shall not sell, lease, transfer or otherwise dispose of all or substantially all of your property or assets, or consolidate with or merge into or with any corporation or entity without our prior written consent.

4.10 In order to induce us to enter into this Agreement, you represent and warrant to us that the following statements are and at all times hereafter trill be true, correct, and complete:

     (a) Litigation: Adverse Facts. There are no judgments outstanding against or affect any of your property nor, except as set forth on Schedule 4.10 attached hereto, is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best of your knowledge after due inquiry, threatened against you or any of your property which could reasonably be expected to result in any material adverse effect. You have not received any opinion or memorandum or legal ad\ice from legal counsel to the effect that you are exposed to

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     any liability disadvantage which could reasonably be expected to result in any material adverse effect.

     (b) Payment of Taxes. All of your material tax returns and reports required to be filed have been timely filed, and all taxes, assessments, fees, and other governmental charges upon such persons and upon their respective properties, assets, income, and franchises which are shown on such returns as due and payable have been paid when due and payable. Other than your 1991 tax returns, none of your United States income tax returns are under audit. No tax liens have been Sled and no claims are being asserted with respect to any such taxes. The charges, accruals, and reserves on your books in respect of any taxes or other governmental charges are in accordance with generally accepted accounting principles.

     (c) Compliance with Laws. Neither you nor any of your subsidiaries are in violation of any law, ordinance, rule, regulation, order, policy, guideline, or other requirement of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of your business or the ownership of your properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any hazardous material, which violation would subject you or any of your subsidiaries, or any of your respective officers to criminal liability or have a material adverse eject and no such violation has been alleged.

SECTION 5. Disputes, Chargebacks and Reserves

5.l With respect to any Account, upon the occurrence of a breach of any of the representations or warranties contained in Sections 4.1 and 4.2, or the assertion by a customer of a Dispute or other defense to payment, other than financial inability, an Approved Account shall automatically become a Non-Approved Account and me may charge back the invoices that are subject of such breach of representation or warranty or Dispute to you.

5.2 You shall notify us immediately in the event that a customer alleges any Dispute, or returns or desires to return any goods purchased from you. We may, but are not obligated to settle, compromise, adjust or litigate all such Disputes or returns upon such terms as me deem reasonable in light of the facts pertinent to the Dispute or return. If an unadjusted reasonable Dispute delays the payment of any Approved Account when due, our credit approval is automatically withdrawn and we shall have the right to charge back to you that Account.

5.3 We may, at our option, charge back to you all amounts owing on Non-Approved Accounts which are not paid when due.

5.4 We shall have the right to charge back to you any payment which we receive with respect to a Non-Approved Account if such payment is subsequently disgorged by us, whether as a result of any proceeding in bankruptcy or otherwise.

5.5 A chargeback shall not constitute a resale to you of said Accounts; however, upon payment by you to us of all monies due with respect to such charged back Account, title thereto shall revert to you, subject, however, to our security interest therein. You agree to indemnify and save us harmless from and against any and all loss, costs and expenses, caused by or arising out of disputed Accounts, including, but not limited to, collection expenses and attorney's fees incurred with respect thereto.

SECTION 6. Administration

6.1 (a) You shall, from time to time, execute and deliver to us confirmatory schedules of Accounts sold to us, together with one copy of each invoice and upon request, acceptable evidence of shipment

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     and such other documentation and proofs of delivery as we may require. Each invoice shall bear a notice, in form reasonably satisfactory us, that it has been sold and assigned to and is payable only to us. You agree to prepare and mail all invoices, but we may do so at our option. You agree to execute and deliver to us such further instruments of assignment, financing statements and instruments of further assurance as we may reasonably require. You authorize us to execute on your behalf and file such UCC financing statements as we may deem necessary in order to perfect and maintain the security interests granted by you in accordance with this and any other agreement between you and us, and you further agree that we may file this Agreement or a copy thereof as such UCC financing statement. You agree to bear the cost of all filing fees, filing taxes, search reports, legal fees and other charges incurred by us in the perfection, protection and preservation of the rights and collateral security herein granted to us.

(b) If any remittances are made directly to you, your employees or agents, you shall act as trustee of an express trust for our benefit, hold the same as our property and deliver the same to us forthwith in kind. We and/or such designee as we may from time to time appoint, are hereby appointed your attorney-in-fact to endorse your name on any and all checks or other forms of remittances received by us where such endorsement is required to effect collection; this power, being coupled with an interest is irrevocable, until such time as all Accounts purchased by us hereunder are collected.

(c) We may, at all times, have access to, inspect and make extracts from all your records, files and books of account. We may, at any time after default by you hereunder, remove from your premises all such records, files and books relating to Accounts. You will promptly furnish us with all statements prepared by or for you showing your financial condition and the results of your operations and such other statements as we may reasonably require. You authorize us to communicate directly with your independent certified public accountants and authorize such accountants to discuss your financial condition and statements directly with us.

6.2 If eve determine that the credit standing of a customer has deteriorated after we have assumed the Credit Risk on an Account, you shall, at our request, exercise such rights as you may have to reclaim or stop the goods in transit, and you hereby grant us the right to take such steps in your name or ours.

6.3 We shall render a monthly Statement of Account to you within twenty (20) days after the end of each month. Such Statement of Account shall constitute an account stated unless you make mitten objection thereto within forty-five (45) days from the date such statement is mailed to you.

SECTION 7. Collateral Security

As collateral security for all Obligations, you hereby assign and grant to us a continuing security interest in: (i) all of your presently existing and hereafter created Accounts and general intangibles and the proceeds thereof;
(ii) all monies, securities and other property now or hereafter held or received by, or in transit to us from or for you, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of your deposits and credit balances in our possession; (iii) all returned, reclaimed or repossessed goods and the documents evidencing or relating to such goods; (iv) all books, records and other property at any time evidencing or relating to the Accounts;
(v) the proceeds of any insurance policies covering any of the foregoing; and
(vi) proceeds of the foregoing. Recourse to the collateral security herein provided shall not be required, and you shall at all times remain liable for the payment and performance of all of your Obligations upon demand by us.

SECTION 8. Events of Default

The occurrence of any of the following acts or events shall constitute an Event of Default: (a) if you fail to make payment of any of your Obligations when due,
(b) if you fail to make any remittance required by this

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Agreement, (c) if you commit any breach of any of the material terms, representations, warranties, material covenants, material conditions or provisions of this Agreement, or of any present or future supplement or amendment hereto or of any other material agreement between us, (d) if you become insolvent or unable to meet your debts as they mature, (e) if you deliver to us a false financial statement which in a material and adverse way overstates your financial condition so that it appears more favorable than it is, (f) if you call, or have called by a third party, a meeting of creditors, (g) if you have commenced by or against you any bankruptcy proceeding, insolvency arrangement or similar proceeding, (h) if you suspend or discontinue doing business for any reason, (i) if a receiver or trustee of any kind is appointed for you or any of your property, (j) if any guarantor of your Obligations shall become insolvent or have commenced by or against such guarantor any bankruptcy proceeding, insolvency arrangement, or similar proceeding, or (k) if any guaranty of your Obligations is terminated.

Upon the occurrence of an Event of Default, we shall have the right to terminate this Agreement and all other arrangements existing between us forthwith and without notice, and all of your Obligations to us shall mature and become immediately due and payable and we shall have the right to withhold any further payments to you until all such Obligations have been paid in full. In addition, we shall have all the rights of a secured party under the Uniform Commercial Code, including, without limitation, the fight to take possession of any collateral in which me have a security interest and to dispose of same at public or private sale and you will be liable for any deficiency. We shall not be required to proceed against any collateral but may proceed against you directly. In the event we institute suit against you, you agree to pay our costs and reasonable attorneys' fees.

SECTION 9. Term and Termination

This Agreement shall continue in full force and effect until September 30, 1998 and shall continue thereafter until terminated by either party hereto giving the other part, not less than 30 days prior written notice thereof. Notice of termination shall be given by messenger, registered or certified mail or commercial delivery, service; provided, however, that you shall not terminate this Agreement so long as you are indebted or obligated to us in connection with any other financing arrangements. Notwithstanding such notice of termination, our respective rights and obligations arising out of transactions having their inception prior to the specified date of termination shall not be affected by such termination and all terms, provisions, and conditions hereof, including, but not limited to, the security interests hereinabove granted to us, shall continue in full force and effect until all Obligations have been paid in full. The security interests hereinabove granted to us shall continue in full force and effect in all Accounts and other collateral including those Accounts arising on and after the termination of this Agreement until all Obligations have been paid in full. All of the representations, warranties and covenants made herein shall survive the termination of this Agreement.

SECTION 10. Modifications

This Agreement cannot be changed or terminated orally; it constitutes the entire agreement between us and shall be binding upon our respective successors and assigns, but may not be assigned by you without our prior smitten consent. No delay or failure on our part in exercising any right, privilege, or option hereunder shall operate as a waiver thereof or of any other right, privilege or option. No waiver whatsoever shall be valid unless in writing, signed by us, and then only to the extent therein set forth. If any term or provision of this Agreement is held invalid under any statute, rule or regulation of any jurisdiction competent to make such a decision, the remaining terms and provisions shall not be affected, but shall remain in full force and effect.

SECTION 11. Governing Law, Venue and Waiver of Jury

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois. You hereby consent to the jurisdiction of any local, state or federal court located within the State of

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Illinois. If you presently are, or in the future become, a non-resident of the
State of Illinois, you hereby waive personal service of any and all process and agree that all such service of process may be made by certified or registered mail, return receipt requested, directed to you, at your address appearing in our records and service so made shall be complete ten (10) days after the same has been posted as aforesaid. YOU HEREBY WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT.

SECTION 12. Definitions

"Accounts" - All presently existing and hereafter created accounts, contract rights and general intangibles relating thereto, notes, drafts and other forms of obligations owed to or owned by you arising or resulting from the sale of goods or the rendering of services, all proceeds thereof, all guaranties and security therefor, and all goods and rights represented thereby or arising therefrom including, but not limited to, the right of stoppage in transit, repletion and reclamation (but the foregoing shall exclude Accounts arising from COD or CBD).

"Aggregate Net Amount" - The aggregate Net Amount of all Approved Accounts purchased by us from you during a contract year.

"Approved Account" - An Account with respect to which we have issued a credit approval which has not subsequently been withdrawn.

"Base Rate" - The rate of interest publicly announced from time to time by The Chase Manhattan Bank, N.A. as its prime or base rate (or equivalent).

"Collection Date" - The earlier to occur of (a) two (2) days after the receipt by us of payment of the Account unless such payment is received by wire transfer in which case it shall be one (1) business day after receipt of such wire transfer or (b) 120 days after the due date of the Account, provided that the account debtor has not asserted a Dispute.

"Contract Year" - The 12 month period ending on each anniversary of this effective date.

"Credit Loss" - The gross amount of all losses during a contract year resulting from the non-payment of Approved Accounts if such non-payment is due solely to the financial inability of a customer to pay and if such customer has fully and finally accepted, without Dispute, the merchandise or services, the sale of which resulted in such Accounts.

"Credit Risk" - The risk that a customer will be financially unable to pay an Account at maturity, provided that the merchandise has been received or services rendered and accepted by the customer without Dispute.

"Dispute" - A dispute or claim, bona fide or otherwise, as to price, terms, quantity, quality or any cause or defense to payment whatsoever other than financial inability to pay.

"Net Amounts" - The gross face amount of an Account less the discount offered by you and taken by us.

"Non-Approved Account" - An Account with respect to which we have either not issued a credit approval or have subsequently withdrawn a credit approval as a result of a Dispute or otherwise.

"Obligations" - All debts, liabilities, obligations, covenants and duties owing by you to us, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, without limitation, indebtedness arising under any guaranty made by you or issued by us on your behalf.

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"Standard Terms" - Your normal selling terms whereby payment is due from your customer no later than Net 90 days from the invoice date.

SECTION 13. Acceptance

This proposal is submitted to you unsigned and shall constitute an agreement between us only when signed by us.

HELLER FINANCIAL, INC.

By: /s/ Kenneth W. Monckton
   -----------------------------------
Title: Senior Vice President
      --------------------------------
Effective Date: October 1, 1995
               -----------------------

ACCEPTED AND AGREED TO:

TROPICAL SPORTSWEAR INTERNATIONAL CORPORATION

By: /s/ Michael Kagan
   -----------------------------------
Title: Executive Vice President
      --------------------------------





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